Exhibit 99.1

Civista Bancshares, Inc. Announces First Quarter 2022 Financial Results

Sandusky, Ohio, April 28, 2022 /PRNewswire/– Civista Bancshares, Inc. (NASDAQ:CIVB) (“Civista”) announced its unaudited financial results for the three months ending March 31, 2022.

First quarter highlights

•	Net income of $8.5 million, or $0.57 per diluted share, for the first quarter of 2021, compared to $10.8 million, or $0.68 per diluted share, for the first quarter of 2021.

•	COVID–19 loan deferrals decreased to 0.14% of total loans at period end, compared to 0.26% at December 31, 2021 and 21.3% at the June 30, 2020 high point.

•	Based on the March 31, 2022 market close share price of $24.10, the $0.14 first quarter dividend is equivalent to an annualized yield of 2.32% and a dividend payout ratio of 24.56%.

•	In January we announced the signing of a definitive merger agreement pursuant to which Civista will acquire Comunibanc Corp., the parent company of The Henry County Bank.

“We turned in another solid Civista quarter highlighted by solid loan growth. We continue to work on the integration of the Henry County Bank and did incur some additional expenses related to the acquisition that negatively impacted our noninterest expense. This had an adverse impact to our earnings of approximately $0.03 per share for the quarter. The transaction remains on schedule to close in late second or early third quarter and we look forward to welcoming their employees to the Civista family” said Dennis G. Shaffer, CEO and President of Civista.

Results of Operations:

For the three-month period ended March 31, 2022 and 2021

Net interest income decreased $896 thousand, or 3.8%, for the first quarter of 2022 compared to the same period of 2021, due to a decrease in interest income partially offset by a decrease in interest expense. Accretion of PPP fees was $1.2 million during the first quarter 2022 compared to $3.1 million for the same period in 2021.

Net interest margin increased 8 basis points to 3.38% for the first quarter of 2022, compared to 3.30% for the same period a year ago.

The decrease in interest income was due to a $2.5 million decrease in PPP interest and fees and a decrease of $330 thousand decrease in accretion income related to loan portfolios acquired through acquisitions. Average earning assets decreased $192.1 million, partially offset by an 8 basis point increase in the yield.

Interest expense decreased $163 thousand, or 8.6%, for the first quarter of 2022, compared to the same period last year. The average rate paid on interest-bearing liabilities decreased 7 basis points, while average interest-bearing liabilities increased $109 thousand.

Average Balance Analysis

(Unaudited - Dollars in thousands)

	Three Months Ended March 31,
	2022			2021
	Average		Yield/	Average		Yield/
Assets:	balance	Interest	rate*	balance	Interest	rate*
Interest-earning assets:
Loans**	$2,006,984	$21,038	4.25%	$2,069,419	$22,783	4.47%
Taxable securities	314,493	1,720	2.20%	174,740	1,275	3.08%
Non-taxable securities	260,866	1,789	3.67%	207,573	1,518	4.12%
Interest-bearing deposits in other banks	232,246	119	0.21%	554,921	149	0.11%

Total interest-earning assets	$2,814,589	24,666	3.63%	$3,006,653	25,725	3.55%

Noninterest-earning assets:
Cash and due from financial institutions	223,353			27,760
Premises and equipment, net	22,320			22,509
Accrued interest receivable	7,157			8,569
Intangible assets	84,374			84,862
Bank owned life insurance	46,726			46,062
Other assets	37,346			38,084
Less allowance for loan losses	(26,775)			(25,590)

Total Assets	$3,209,090			$3,208,909

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand and savings	$1,383,372	$234	0.07%	$1,248,717	$343	0.11%
Time	240,612	471	0.79%	284,042	917	1.31%
FHLB	75,000	190	1.03%	125,000	443	1.44%
Other borrowings	358	—	0.00%	—	—	0.00%
Subordinated debentures	103,713	836	3.27%	30,349	186	2.56%
Repurchase agreements	25,228	3	0.05%	31,178	8	0.10%

Total interest-bearing liabilities	$1,828,283	1,734	0.38%	$1,719,286	1,897	0.45%

Noninterest-bearing deposits	933,654			1,100,023
Other liabilities	99,851			39,975
Shareholders’ equity	347,302			349,625

Total Liabilities and Shareholders’ Equity	$3,209,090			$3,208,909

Net interest income and interest rate spread		$22,932	3.25%		$23,828	3.10%

Net interest margin			3.38%			3.30%

*

- Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $467 thousand and $407 thousand for the periods ended March 31, 2022 and 2021,respectively.

**	- Average balance includes nonaccrual loans

Provision for loan losses was $300 thousand for the first quarter of 2022 compared to $830 thousand for the first quarter of 2021. The reserve ratio increased to 1.34% at March 31, 2022 from 1.33% at December 31, 2021. The reserve ratio without the impact of PPP loans would have only been 1 basis point higher.

For the first quarter of 2022, noninterest income totaled $7.6 million, a decrease of $1.5 million, or 16.8%, compared to the prior year’s first quarter.

Noninterest income
(unaudited - dollars in thousands)	Three months ended March 31,
	2022	2021	$ change	% change
Service charges	$1,579	$1,256	$323	25.7%
Net loss on sale of securities	—	(1)	1	100.0%
Net gain on equity securities	50	88	(38)	-43.2%
Net gain on sale of loans	936	2,745	(1,809)	-65.9%
ATM/Interchange fees	1,241	1,248	(7)	-0.6%
Wealth management fees	1,277	1,146	131	11.4%
Bank owned life insurance	244	243	1	0.4%
Tax refund processing fees	1,900	1,900	—	0.0%
Swap fees	—	76	(76)	-100.0%
Other	416	489	(73)	-14.9%

Total noninterest income	$7,643	$9,190	$(1,547)	-16.8%

Net gain on sale of loans decreased primarily as a result of a decrease in volume of loans sold. Proceeds from the sale of loans sold totaled $38.1 million and $77.6 million during the three months ended March 31, 2022 and 2021, respectively.

Service charges increased as a result of a $223 thousand increase in service charges on deposit accounts and a $100 thousand increase in overdraft fees.

Wealth management fees increased as a result of a $95 thousand increase in brokerage fees and a $33 thousand increase in trust fees. Brokerage income increased due to volume of business and trust income increased as a result of new accounts and market conditions.

Swap fees decreased due to the volume. We did not record a swap during the first quarter this year, compared to $4.2 million during the same period last year. We reduced the loans we entered into swaps on as a part of our asset liability management program. Given current rates, we have chosen to book the variable rate loan that we might otherwise have swapped to a fixed rate.

Other income decreased due to a decrease in gains on the sale of OREO properties of $72 thousand.

For the first quarter of 2022, noninterest expense totaled $20.3 million, an increase of $868 thousand, or 4.5%, compared to the prior year’s first quarter.

Noninterest expense
(unaudited - dollars in thousands)	Three months ended March 31,
	2022	2021	$ change	% change
Compensation expense	$12,223	$11,782	$441	3.7%
Net occupancy and equipment	1,645	1,638	7	0.4%
Contracted data processing	620	443	177	40.0%
Taxes and assessments	794	884	(90)	-10.2%
Professional services	1,049	738	311	42.1%
Amortization of intangible assets	217	223	(6)	-2.7%
ATM/Interchange expense	513	593	(80)	-13.5%
Marketing	317	299	18	6.0%
Software maintenance expense	708	508	200	39.4%
Other	2,172	2,282	(110)	-4.8%

Total noninterest expense	$20,258	$19,390	$868	4.5%

Compensation expense increased primarily due to annual pay increases, which occur every year in April and commission and incentive expense. Commission and incentive expense accruals increased $356.6 thousand, or 21.7%.

Contracted data processing fees increased due to merger related system deconversion fees of $215.

The quarter-over-quarter decrease in taxes and assessments was attributable to decreases in both the FDIC assessment and franchise tax. FDIC assessments decreased due to lower assessment multipliers. Franchise tax decreased due to additional taxes paid in 2021 as a result of an amended return.

Professional services primarily increased due to a $118 thousand increase in merger related legal and audit and a $150 thousand increase in consulting fees.

The increase in Software maintenance expense is due to both increases in software maintenance contracts as well as the implementation of the new digital banking platform.

The efficiency ratio was 65.2% for the quarter ended March 31, 2022 compared to 57.4% for the quarter ended March 31, 2021. The change in the efficiency ratio is primarily due to an increase in noninterest expense and a decrease in noninterest interest income.

Civista’s effective income tax rate for the first quarter 2022 was 15.5% compared to 17.3% in 2021.

Balance Sheet

Total assets increased $171.5 million, or 5.7%, from December 31, 2021 to March 31, 2022, primarily due to an increase in cash of $148.5 million, or 56.2%. Loans held for sale increased $2.8 million, or 143.1%. The loan portfolio increased $20.3 million, which includes a decrease in PPP loans of $27.7 million.

End of period loan balances
(unaudited - dollars in thousands)
	March 31,	December 31,
	2022	2021	$ Change	% Change
Commercial and Agriculture	$202,914	$203,293	$(379)	-0.2%
Paycheck protection program loans	15,529	43,209	(27,680)	-64.1%
Commercial Real Estate:
Owner Occupied	301,352	295,452	5,900	2.0%
Non-owner Occupied	869,663	829,310	40,353	4.9%
Residential Real Estate	432,770	430,060	2,710	0.6%
Real Estate Construction	161,651	157,127	4,524	2.9%
Farm Real Estate	24,648	28,419	(3,771)	-13.3%
Consumer and Other	9,661	11,009	(1,348)	-12.2%

Total Loans	$2,018,188	$1,997,879	$20,309	1.0%

Loan balances increased $20.3 million, or 1.0% in the first quarter, including the PPP balance decline. Removing the effect of the PPP loans, the loan portfolio increased $48.0 million or 2.5%. Commercial and Agriculture loans are flat as revolving line of credit balances continue to be undrawn. Commercial Real Estate continued to grow due to consistent demand in both the Non-owner Occupied and Owner Occupied categories. Real Estate Construction grew slightly as new projects were originated awaiting the construction season. Construction demand remains strong and construction availability continues to be near all-time highs. Residential Real Estate is relatively flat as most new originations are sold on the secondary market with any portfolio loans basically equaling payment attrition.

Paycheck Protection Program

In total, we processed over 3,600 loans totaling $399.4 million of PPP loans. Of the total PPP loans we have originated, $383.9 million have been forgiven or have paid off. We recognized $1.2 million of PPP fees in income during the quarter, and at March 31, 2022, $583 thousand of unearned PPP fees remain.

COVID-19 Loan Modifications

As of March 31, 2022, the remaining loans modified under the CARES Act totaled $2.8 million, or 0.14% of total loans at period end, compared to 0.26% at December 31, 2021. Details with respect to the loan modifications that remain on deferred status are as follows:

Loans currently modified under COVID-19 programs
(unaudited - dollars in thousands)
Type of Loan	Number of Loans	Balance	Percent of loans outstanding
Commercial and Agriculture	1	$245	0.01%
Commercial Real Estate:
Non-owner Occupied	4	2,519	0.12%

	5	$2,764	0.14%

Deposits

Total deposits increased $198.4 million, or 8.2%, from December 31, 2021 to March 31, 2022.

End of period deposit balances
(unaudited - dollars in thousands)
	March 31,	December 31,
	2022	2021	$ Change	% Change
Noninterest-bearing demand	$987,347	$788,906	$198,441	25.2%
Interest-bearing demand	540,924	537,510	3,414	0.6%
Savings and money market	851,803	843,837	7,966	0.9%
Time deposits	235,063	246,448	(11,385)	-4.6%

Total Deposits	$2,615,137	$2,416,701	$198,436	8.2%

The increase in noninterest-bearing demand of $198.4 million was primarily due to a $199.4 million increase in balances related to the tax refund processing program, which is a seasonal increase. Interest-bearing demand deposits increased due to a $20.4 million increase in public fund accounts, partially offset by a $15.5 million decrease in non-public fund accounts. The increase in savings and money market was primarily due to a $21.0 million increase in statement savings, a $7.5 million increase in personal money markets, and a $3.9 million increase in public fund money markets. These increases were partially offset by decreases of $19.0 million increase in brokered money market accounts and $6.1 million in business money market accounts. The decrease in time certificates was primarily due to certificates over $100 thousand.

FHLB advances totaled $75.0 million at March 31, 2022, unchanged from December 31, 2021.

Stock Repurchase Program

During 2022, Civista repurchased 183,357 shares for $4.4 million at a weighted average price of $24.17 per share. We have approximately $4.9 million remaining of the current $13.5 million repurchase authorization, which was approved in August 2021. In addition, Civista liquidated 5,403 shares held by employees, at $24.66 per share, to satisfy tax obligations stemming from vesting of restricted shares.

Shareholders’ Equity

Total shareholders’ equity decreased $27.5 million from December 31, 2021 to March 31, 2022, primarily due to a $29.6 million decrease in accumulated other comprehensive income (loss). Shareholders’ equity also decreased due to a $4.6 million repurchase of treasury shares. Retained earnings increased $6.4 million.

Asset Quality

Civista recorded net recoveries of $92 thousand for the three months of 2022 compared to net recoveries of $275 thousand for the same period of 2021. The allowance for loan losses to loans was 1.34% at March 31, 2022 and 1.33% at December 31, 2021.

Allowance for Loan Losses
(dollars in thousands)
	March 31,	March 31,
	2022	2021
Beginning of period	$26,641	$25,028
Charge-offs	(30)	(46)
Recoveries	122	321
Provision	300	830

End of period	$27,033	$26,133

Non-performing assets at March 31, 2022 were $5.4 million, unchanged from December 31, 2021. The non-performing assets to assets ratio decreased to 0.17% from 0.18% at December 31, 2021. The allowance for loan losses to non-performing loans increased to 501.50% from 496.10% at December 31, 2021.

Non-performing Assets
(dollars in thousands)	March 31,	December 31,
	2022	2021
Non-accrual loans	$3,915	$3,873
Restructured loans	1,475	1,497

Total non-performing loans	5,390	5,370
Other Real Estate Owned	—	—

Total non-performing assets	$5,390	$5,370

Conference Call and Webcast

Civista Bancshares, Inc. will also host a conference call to discuss the Company’s financial results for the first quarter of 2022 at 1:00 p.m. ET on Thursday, April 28, 2022. Interested parties can access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.civb.com. Participants can also listen to the conference call by dialing 855-238-2712 and ask to be joined into the Civista Bancshares, Inc. first quarter 2022 earnings call. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.

An archive of the webcast will be available for one year on the Investor Relations section of the Company’s website (www.civb.com).

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Civista. For these statements, Civista claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Civista, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Civista’ reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Civista’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and any additional risks identified in the Company’s subsequent Form 10-Q’s. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Civista does not undertake, and specifically disclaims any obligation, to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Civista Bancshares, Inc. is a $3.2 billion financial holding company headquartered in Sandusky, Ohio. The Company’s banking subsidiary, Civista Bank, operates 35 locations in Northern, Central and Southwestern Ohio, Southeastern Indiana and Northern Kentucky. Civista Bancshares, Inc. may be accessed at HUwww.civb.comUH. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”.

For additional information, contact:

Dennis G. Shaffer

CEO and President

Civista Bancshares, Inc.

888-645-4121

Civista Bancshares, Inc.

Financial Highlights

(Unaudited, dollars in thousands, except share and per share amounts)

Consolidated Condensed Statement of Income

	Three Months Ended
	March 31,
	2022	2021
Interest income	$24,666	$25,725
Interest expense	1,734	1,897

Net interest income	22,932	23,828
Provision for loan losses	300	830

Net interest income after provision	22,632	22,998
Noninterest income	7,643	9,190
Noninterest expense	20,258	19,187

Income before taxes	10,017	13,001
Income tax expense	1,551	2,243

Net income	$8,466	$10,758

Dividends paid per common share	$0.14	$0.12

Earnings per common share, basic and diluted	$0.57	$0.68

Average shares outstanding, basic and diluted	14,853,287	15,820,301

Selected financial ratios:
Return on average assets (annualized)	1.07%	1.36%
Return on average equity (annualized)	9.89%	12.48%
Dividend payout ratio	24.56%	17.65%
Net interest margin (tax equivalent)	3.38%	3.30%

Selected Balance Sheet Items

(Dollars in thousands, except share and per share amounts)

	March 31,	December 31,
	2022	2021
	(unaudited)	(unaudited)
Cash and due from financial institutions	$412,698	$264,239
Investment in time deposits	1,728	1,730
Investment securities	553,499	560,946
Loans held for sale	4,794	1,972
Loans	2,018,188	1,997,879
Less: allowance for loan losses	(27,033)	(26,641)

Net loans	1,991,155	1,971,238
Other securities	18,511	17,011
Premises and equipment, net	22,110	22,445
Goodwill and other intangibles	84,251	84,432
Bank owned life insurance	46,885	46,641
Other assets	48,726	42,251

Total assets	$3,184,357	$3,012,905

Total deposits	$2,615,137	$2,416,701
Federal Home Loan Bank advances	75,000	75,000
Securities sold under agreements to repurchase	23,931	25,495
Subordinated debentures	103,704	103,735
Accrued expenses and other liabilities	38,893	36,762
Total shareholders’ equity	327,692	355,212

Total liabilities and shareholders’ equity	$3,184,357	$3,012,905

Shares outstanding at period end	14,797,214	14,954,200

Book value per share	$22.15	$23.75
Equity to asset ratio	10.29%	11.79%

Selected asset quality ratios:
Allowance for loan losses to total loans	1.34%	1.33%
Non-performing assets to total assets	0.17%	0.18%
Allowance for loan losses to non-performing loans	501.50%	496.10%

Non-performing asset analysis
Nonaccrual loans	$3,915	$3,873
Troubled debt restructurings	1,475	1,497
Other real estate owned	—	—

Total	$5,390	$5,370

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

	March 31,	December 31,	September 30,	June 30,	March 31,
End of Period Balances	2022	2021	2021	2021	2021
Assets
Cash and due from banks	$412,698	$264,239	$250,943	$243,083	$434,767
Investment in time deposits	1,728	1,730	2,222	2,223	2,471
Investment securities	553,499	560,946	499,226	458,831	357,798
Loans held for sale	4,794	1,972	5,810	6,618	10,769
Loans	2,018,188	1,997,879	2,004,814	2,019,196	2,060,239
Allowance for loan losses	(27,033)	(26,641)	(26,568)	(26,197)	(26,133)

Net Loans	1,991,155	1,971,238	1,978,246	1,992,999	2,034,106
Other securities	18,511	17,011	17,011	20,537	20,537
Premises and equipment, net	22,110	22,445	22,716	22,817	22,265
Goodwill and other intangibles	84,251	84,432	84,589	84,980	84,682
Bank owned life insurance	46,885	46,641	46,728	46,467	46,219
Other assets	48,726	42,251	45,667	47,010	44,676

Total Assets	$3,184,357	$3,012,905	$2,953,158	$2,925,565	$3,058,290

Liabilities
Total deposits	$2,615,137	$2,416,701	$2,434,766	$2,402,992	$2,475,907
Federal Home Loan Bank advances	75,000	75,000	75,000	75,000	125,000
Securities sold under agreement to repurchase	23,931	25,495	23,331	24,916	29,513
Subordinated debentures	103,704	103,735	30,349	30,349	30,349
Accrued expenses and other liabilities	38,893	36,762	41,262	39,895	47,463

Total liabilities	2,856,665	2,657,693	2,604,708	2,573,152	2,708,232

Shareholders’ Equity
Common shares	277,919	277,741	277,627	277,495	277,164
Retained earnings	131,934	125,558	116,680	109,178	101,899
Treasury shares	(61,472)	(56,907)	(55,155)	(45,953)	(38,574)
Accumulated other comprehensive income (loss)	(20,689)	8,820	9,298	11,693	9,569

Total shareholders’ equity	327,692	355,212	348,450	352,413	350,058

Total Liabilities and Shareholders’ Equity	$3,184,357	$3,012,905	$2,953,158	$2,925,565	$3,058,290

Quarterly Average Balances
Assets:
Earning assets	$2,814,589	$2,773,498	$2,747,450	$2,776,131	$3,006,653
Securities	575,359	522,058	482,642	413,494	382,313
Loans	2,006,984	1,973,989	2,010,665	2,054,784	2,069,419
Liabilities and Shareholders’ Equity
Total deposits	$2,557,638	$2,430,613	$2,437,580	$2,448,183	$2,632,782
Interest-bearing deposits	1,623,984	1,619,560	1,588,079	1,580,622	1,532,759
Other interest-bearing liabilities	204,299	155,094	127,511	157,264	185,605

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
Income statement	2022	2021	2021	2021	2021
Total interest and dividend income	$24,666	$24,735	$25,784	$25,498	$25,725
Total interest expense	1,734	1,412	1,351	1,657	1,897

Net interest income	22,932	23,323	24,433	23,841	23,828
Provision for loan losses	300	—	—	—	830
Noninterest income	7,643	6,811	6,426	9,025	9,190
Noninterest expense	20,258	16,963	19,251	22,265	19,187

Income before taxes	10,017	13,171	11,608	10,601	13,001
Income tax expense	1,551	2,189	1,966	1,437	2,243

Net income	$8,466	$10,982	$9,642	$9,164	$10,758

Per share data
Earnings per common share
Basic
Net income	$8,466	$10,982	$9,642	$9,164	$10,758
Less allocation of earnings and dividends to participating securities	32	51	46	43	32

Net income available to common shareholders - basic	$8,434	$10,931	$9,596	$9,121	$10,726

Weighted average common shares outstanding	14,909,192	15,009,376	15,168,233	15,602,329	15,867,588
Less average participating securities	55,905	70,349	72,071	72,563	47,286

Weighted average number of shares outstanding used to calculate basic earnings per share	14,853,287	14,939,027	15,096,162	15,529,766	15,820,302

Earnings per common share (1)
Basic	$0.57	$0.73	$0.64	$0.59	$0.68
Diluted	0.57	0.73	0.64	0.59	0.68

Common shares dividend paid	$2,091	$2,104	$2,140	$1,885	$1,907

Dividends paid per common share	0.14	0.14	0.14	0.12	0.12

(1)

The Company is now presenting earnings per share using the two-class method. As such, the presentation for the prior periods have been revised. Earnings per share for the prior periods did not change as a result of using the two-class method.

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

	Three Months Ended
	March	December 31,	September 30,	June 30,	March 31,
Asset quality	2022	2021	2021	2021	2021
Allowance for loan losses, beginning of period	$26,641	$26,568	$26,197	$26,133	$25,028
Charge-offs	(30)	(11)	(77)	(25)	(46)
Recoveries	122	84	448	89	321
Provision	300	—	—	—	830

Allowance for loan losses, end of period	$27,033	$26,641	$26,568	$26,197	$26,133

Ratios
Allowance to total loans	1.34%	1.33%	1.33%	1.30%	1.27%
Allowance to nonperforming assets	501.50%	496.10%	501.01%	443.50%	423.09%
Allowance to nonperforming loans	501.50%	496.10%	503.50%	443.50%	423.09%

Nonperforming assets
Nonperforming loans	$5,390	$5,370	$5,277	$5,907	$6,177
Other real estate owned	—	—	26	—	—

Total nonperforming assets	$5,390	$5,370	$5,303	$5,907	$6,177

Capital and liquidity
Tier 1 leverage ratio	9.50%	10.21%	10.01%	9.92%	9.23%
Tier 1 risk-based capital ratio	14.02%	12.92%	14.18%	14.65%	15.20%
Total risk-based capital ratio	18.74%	14.35%	15.43%	15.90%	16.45%
Tangible common equity ratio (1)	7.85%	9.25%	9.20%	9.42%	8.93%

(1)	See reconciliation of non-GAAP measures at the end of this press release.

Reconciliation of Non-GAAP Financial Measures

(Unaudited - dollars in thousands except share data)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Tangible Common Equity
Total Shareholder’s Equity - GAAP	$327,692	$355,212	$348,450	$352,413	$350,058
Less: Goodwill and intangible assets	84,251	84,432	84,589	84,980	84,682

Tangible common equity (Non-GAAP)	$243,441	$270,780	$263,861	$267,433	$265,376

Total Shares Outstanding	14,797,214	14,954,200	15,029,972	15,434,592	15,750,479

Tangible book value per share	$16.45	$18.11	$17.56	$17.33	$16.85
Tangible Assets
Total Assets - GAAP	$3,184,357	$3,011,983	$2,952,236	$2,924,643	$3,057,368
Less: Goodwill and intangible assets	84,251	84,432	84,589	84,980	84,682

Tangible assets (Non-GAAP)	$3,100,106	$2,927,551	$2,867,647	$2,839,663	$2,972,686

Tangible common equity to tangible assets	7.85%	9.25%	9.20%	9.42%	8.93%